Exhibit 10.02

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 1st day of September, 2017.

BETWEEN:

H/CELL ENERGY CORPORATION, a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 97 River Road, Flemington, NJ 08822 (“Employer”);

AND

MATTHEW R. HIDALGO, an individual having an address at 4411 Bowser Avenue, #105, Dallas, TX 75219 (“Employee”)

WHEREAS, Employee has agreed to continue to serve as an employee of Employer, and Employer has agreed to continue to employ Employee as such, pursuant to the terms and conditions of this Employment Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1

EMPLOYMENT

Employer hereby affirms, renews and extends the employment of Employee as Chief Financial Officer of the Employer and Employee hereby affirms, renews and accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2

DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of Employer as defined and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by Employer, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of Employer.

ARTICLE 3

TERM

The “Term” of this Agreement shall commence on the Effective Date and continue for five (5) years. Upon each one (1) year anniversary of the Effective Date, the Agreement will automatically renew for another five (5) years from the anniversary date. For purposes of this Agreement, the Effective Date shall be the date that the Employee, either directly or indirectly (including through Turquino Equity LLC and any other entity affiliated with the Employee) is no longer entitled to receive compensation (whether in the form of salary, fees, or any type of remuneration) from The Pride Group (Qld) Pty Ltd (or any other subsidiary, direct or indirect, of the Employer).

ARTICLE 4

COMPENSATION

Salary

4.1

Employer shall pay to Employee an annual salary of $150,000 (the “Salary”) payable in equal installments at the end of such regular payroll accounting periods as are established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer’s usual payroll procedures, but no less frequently than monthly. In addition to the Salary, Employee will be entitled to a discretionary annual bonus as determined by Employer.

Benefits

4.2

During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts and other employee benefits provided by the Employer to similarly situated employees on terms and conditions no less favorable than those offered to such employees. Such participation shall be subject to the terms of the applicable plan documents, Employer’s generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for in, or contemplated by, such plan.

Expense Reimbursement

4.3

Employer shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term in accordance with Employer’s then customary policies, provided that such expenses are adequately documented.

Automobile

4.4

Employee shall be entitled to the full-time use of an automobile owned or leased by Employer. In addition, Employer shall reimburse Employee for all maintenance and gasoline expenses associated with the automobile, provided that such expenses are adequately documented.

ARTICLE 5

OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:

(a)	Serving as a member or owner of any organization involving no conflict of interest with Employer;

(b)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer; and

(c)	Managing his personal investments or engaging in any other non-competing business

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ARTICLE 6

CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1

Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include information in the public domain at the time of the disclosure of such information by Employee or information that is disclosed by Employee with the prior consent of Employer.

Documents

6.2

Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3

All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4

During the Term, Employee will promptly disclose to the Board of Directors of Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7

COVENANT NOT TO COMPETE

Except as expressly permitted in Article 5 above, during the Term of this Agreement, (a) Employee shall not engage, directly or indirectly, in any business or activity competitive to any business or activity engaged in by Employer or (b) soliciting or taking away or interfering with any contractual relationship of any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or using, for the benefit of any person or entity other than Employer, any Confidential Information of Employer. The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of one (1) year following the date this Agreement is terminated. In addition, during the one-year period following such expiration or earlier termination, neither Employee nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or its affiliates, or their directors, officers or agents or Employee.

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ARTICLE 8

SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9

INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10

TERMINATION

Termination by Employee

10.1

Employee may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Employer, provided the Good Reason has not been cured by Employer within such period of time.

Good Reason

10.2

In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i)	any reduction in his then-current Salary;

(ii)	failure to pay or provide required compensation and benefits;

(iii)	any failure to appoint, elect or reelect him to the position of Chief Financial Officer of the Employer or the removal of him from such position;

(iv)	any material diminution in his title or duties or the assignment to him of duties not customarily associated with Employee’s position as Chief Executive Officer of the Employer;

(v)	any relocation of Employee’s office as assigned to him by Employer, to a location more than 25 miles from the assigned location;

(vi)	the failure of Employer to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of Employer or upon a merger, consolidation, sale or similar transaction of Employer or;

(vii)	the voluntary or involuntary dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer.

The written notice given hereunder by Employee to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

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Termination by Employer

10.3

Employer may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term “cause” for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Employee to perform his material duties and obligations hereunder; (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of Employer. The written notice given hereunder by Employer to Employee shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Employer’s notice and cure the breach or other event giving rise to the termination.

Severance

10.4

Upon a termination of this Agreement without Good Reason by Employee or with cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation as of the date of such termination. Upon a termination of this Agreement with Good Reason by Employee or without cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement as of the date of such termination and the Severance Payment. The Severance Payment shall be defined as the Salary received by Employee from Employer at time of such termination and shall equal an amount of Salary from the date of such termination until the end of the Term of this Agreement (prorated for any partial month) as stated in Article 3. The Severance Payment shall be payable in a lump sum, subject to Employer’s statutory and customary withholdings. If the termination of Employee hereunder is by Employee with Good Reason, the Severance Payment shall be paid by Employer within five (5) business days of the expiration of any applicable cure period. If the termination of Employee hereunder is by Employer without cause, the Severance Payment shall be paid by Employer within five (5) business days of termination.

Termination Upon Death

10.5

If Employee dies during the Term of this Agreement, Employer shall pay Employee’s estate, within fifteen (15) business days all compensation pursuant to Section 4.1 of this Agreement from the date of such death until the end of the Term of this Agreement (prorated for any partial month) as stated in Article 3.

Termination Upon Disability

10.6

If, during the Term of this Agreement, Employee suffers and continues to suffer from a “Disability” then Employer may terminate this Agreement by delivering to Employee thirty (30) days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness for a continuous, uninterrupted period of ninety (90) calendar days or one hundred twenty (120) days during any twelve month period. Upon any such termination for Disability, Employer shall pay Employee or Employee’s estate, within fifteen (15) business days, all compensation pursuant to Section 4.1 of this Agreement from the date of such termination for disability until the end of the Term of this Agreement (prorated for any partial month) as stated in Article 3.

ARTICLE 11

PERSONNEL POLICIES, BENEFITS, BENEFICIARIES

Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies, benefit plans and vacation plans which apply generally to Employer’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

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ARTICLE 12

GENERAL PROVISIONS

No Waiver

12.1

No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Indemnification

12.2

Employer agrees that if Employee is made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Employer, Employee shall be indemnified and held harmless by Employer to the fullest extent permitted and will be reimbursed by Employer for any expenses and legal fees associated with defending such action, suit or proceeding.

Modification

12.3

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Jurisdiction

12.4

This Agreement shall be governed by and construed in accordance with the laws of the state and country where the Employee maintains a permanent address, without regard to any conflict-of-laws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in such state and country, and hereby acknowledge and agree that to be the most proper forum to bring a complaint before a court of law.

Entire Agreement

12.5

This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and supersedes any agreement prior to the Effective Date first above written. The parties agree that there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability, Headings and Assignment

12.6

All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement. Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

Independent Legal Advice

12.7

Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice.

[signature page follows]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Employer: H/CELL ENERGY CORPORATION		Employee: MATTHEW R. HIDALGO

By:	/s/ ANDREW HIDALGO	By:	/s/ MATTHEW R. HIDALGO
Name:	Andrew Hidalgo
Title:	Chief Executive Officer

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